Exhibit 3.3
   Articles of Amendment of Articles of Incorporation of Shuffle Master, Inc.


                                                                     Exhibit 3.3


                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                              SHUFFLE MASTER, INC.


         The undersigned, the Chief Executive Officer of Shuffle Master, Inc. a Minnesota corporation (the "Corporation"), does hereby certify that effective as of the 26th day of October, 2000, the following resolution was adopted by the Board of Directors of the Corporation in accordance with the applicable provisions of Minnesota Statutes:

                  Resolution Amending Articles of Incorporation
                  ---------------------------------------------

         FURTHER RESOLVED, that the undersigned, the members of the Board of Directors of the Corporation, pursuant to Minnesota Statutes Section 302A.402, hereby consent that Section 4:01 of Article IV of the amended Articles of Incorporation be amended by deleting it in full and inserting in its place the following Article IV, Section 4:01:

                                   "Article IV

         4:01 Number of Shares. The aggregate number of shares of Common Stock which this Corporation has the authority to issue is forty-five million (45,000,000) shares, each with One Cent ($.01) par value. Such shares shall consist of one class and series of voting Common Stock (except for 150,047 shares of Class A Preferred Stock) with equal rights and preferences in all matters unless and until separate classes and/or series are authorized by the Board of Directors pursuant to Section 4:02 of these Articles of Incorporation."

         FURTHER RESOLVED, that the amendment of the amended Articles of Incorporation will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the division or combination exceeding the percentages of authorized shares that were unissued before the division or combination; and

         FURTHER RESOLVED, that the Chief Executive Officer, President, or Secretary of the Corporation is hereby authorized and directed to execute a Certificate of Amendment attesting to the adoption of the foregoing amendment and to cause such Certificate of Amendment to be filed in the office of the Secretary of State of the State of Minnesota.

         IN WITNESS WHEREOF, I have hereunto subscribed my name this 3rd day of November, 2000.

                                        /s/ Joseph J. Lahti
                                        ----------------------------------------
                                        Joseph J. Lahti, Chief Executive Officer


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